UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2015

HANCOCK HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Mississippi	001-36872	64-0693170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Hancock Plaza 2510 14th Street Gulfport, Mississippi	39501
(Address of principal executive offices)	(Zip Code)

(228) 868-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hancock Holding Company (the “Company”) previously announced on May 8, 2015, that Clifton J. Saik, the Company’s former Executive Vice President and Chief Wealth Banking Officer, planned to retire this year and had immediately stepped down from his executive position. On June 29, 2015, the Company and Mr. Saik entered into a Retirement and Restrictive Covenant Agreement (the “Agreement”), setting forth the terms of his retirement effective June 30, 2015.

Pursuant to the Agreement, Mr. Saik will be subject to certain restrictive covenants, including noncompetition and non-solicitation covenants, until February 28, 2017, and he will be entitled to the payments and benefits described below, with the receipt (or retention) of certain of these payments subject to Mr. Saik’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with the restrictive covenants. Mr. Saik will be entitled to receive the following payments and benefits under the Agreement: (i) pro-rata vesting of previously granted restricted stock awards based on the number of months elapsed since the grant date (6,365 shares of Company common stock), (ii) an additional credit to the Company contribution account under the Company’s nonqualified deferred compensation plan (the “NQDC Plan”) of $491,078, and (iii) a fully funded supplemental contribution to the NQDC Plan for 2015 in an amount equal to the estimated contribution that would have been made if Mr. Saik had remained employed by the Company through December 31, 2015 ($204,444). All amounts credited to the NQDC Plan will be paid in accordance with the terms of the NQDC Plan.

The foregoing description is qualified in its entirety by reference to the text of the Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ending June 30, 2015, and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK HOLDING COMPANY

July 1, 2015	/s/ Michael M. Achary
Michael M. Achary
Chief Financial Officer